Exhibit (a)(1)(A)

AFFYMETRIX, INC.

Offer to Purchase for Cash Any and All of Its Outstanding

3.50% Senior Convertible Notes due 2038 (CUSIP No. 00826TAG3)

THIS OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 2, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US IN OUR SOLE DISCRETION (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERED NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

Affymetrix, Inc., a Delaware corporation (the “Company,” “Affymetrix,” “we,” “us” or “our”), hereby offers (the “Offer”), to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), any and all of the Company’s outstanding 3.50% Senior Convertible Notes due 2038 (the “Notes”) from each holder of any of the Notes (each a “Holder” and, collectively, the “Holders”). As of February 3, 2012, $95,469,000 in aggregate principal amount of Notes were outstanding.

Issuer	Title of Security	CUSIP Number	Principal Amount Outstanding(1)	Purchase Price Per $1,000 Principal Amount(2)

Affymetrix, Inc.	3.50% Senior Convertible Notes due 2038	00826TAG3	$95,469,000	$1,000

(1)	Principal amount of Notes outstanding as of February 3, 2012.
(2)	Plus accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (as defined below).

The “Purchase Price” for each $1,000 principal amount of Notes tendered and accepted for purchase and payment pursuant to the Offer will be $1,000. In addition, Holders will receive in respect of Notes tendered and accepted for purchase and payment pursuant to the Offer accrued and unpaid interest from the last interest payment date applicable to your Notes to, but not including, the Settlement Date (as defined below).

Tenders of Notes may be validly withdrawn at any time up to and including 5:00 p.m., New York City time, on March 2, 2012 (the “Withdrawal Date”), but not thereafter, except as required by applicable law. We may extend or otherwise amend the Expiration Date without extending the Withdrawal Date or otherwise reinstating withdrawal rights of Holders. In the event of a termination or withdrawal of the Offer, unless you have indicated other delivery instructions in the Letter of Transmittal, (1) Notes tendered in certificated form will be promptly returned to you, and (2) Notes tendered through the Depository Trust Company (“DTC”) will be credited to you through DTC and your DTC participant.

Provided that the conditions to the Offer have been satisfied or waived, payment for Notes purchased in the Offer will be made on the Settlement Date, as described herein. The “Settlement Date” will occur promptly following the Expiration Date and is expected to be March 5, 2012.

Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay for, Notes that are validly tendered and not validly withdrawn pursuant to the Offer is conditioned on the conditions of the Offer set forth under “Terms of the Offer — Conditions of the Offer.” The Offer is not conditioned upon the receipt of financing or any minimum amount of Notes being tendered, and the Offer may be amended, extended or terminated.

We expressly reserve the right, subject to applicable law, to (i) delay accepting Notes pursuant to the Offer, (ii) extend the Offer period with respect to the Offer, (iii) terminate the Offer and (iv) otherwise amend, modify or waive at any time, or from time to time, the terms of the Offer in any respect, including waiver of any conditions to consummation of the Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this Offer or passed upon the adequacy or accuracy of the Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

The Bank of New York Mellon Trust Company, N.A. is acting as the Tender and Paying Agent (in such capacity, the “Tender and Paying Agent”) for the Offer. Global Bondholder Services Corporation is acting as the Information Agent (the “Information Agent”) for the Offer. The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) is the Trustee for the Notes.

None of us, the Tender and Paying Agent, the Information Agent or the Trustee is making any recommendation as to whether you should tender your Notes in response to the Offer.

February 3, 2012

IMPORTANT INFORMATION

If you desire to tender Notes and:

(1) you hold such Notes in book-entry form through DTC, you may transfer such Notes through DTC’s Automated Tender Offer Program (“ATOP”) following the procedures set forth below and described in more detail under “Procedures for Tendering”; or

(2) you hold physical certificates evidencing such Notes, then you must complete and sign the accompanying Letter of Transmittal in accordance with the instructions set forth therein, have the signature thereon guaranteed, if required, and send or deliver the manually signed Letter of Transmittal, together with any certificates you hold evidencing the Notes you are tendering and any other required documents to the Tender and Paying Agent at its address set forth in the Letter of Transmittal.

A beneficial owner whose Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee if the beneficial owner desires to tender Notes. A beneficial owner of Notes tendered will not be obliged to pay brokerage fees or commissions to the Tender and Paying Agent, the Information Agent or us in connection with the Offer.

We have not provided guaranteed delivery provisions in connection with the Offer. You must tender your Notes in accordance with the procedures set forth under “Procedures for Tendering.”

Requests for additional copies of the Offer to Purchase or Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at the address and telephone numbers on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Offer.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL INCLUDE AND INCORPORATE BY REFERENCE IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

See “Certain Significant Considerations” below for a discussion of some of the factors that Holders should consider in deciding whether or not to participate in the Offer.

This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which it is unlawful to make such offer under applicable securities or blue sky laws.

The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to its date or that there has been no change in the information set forth herein or in any attachments hereto or in our affairs since the date hereof. We will promptly disclose any material change to the terms of the Offer in accordance with the applicable requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by us, the Tender and Paying Agent, the Information Agent or the Trustee.

From time to time following the Offer, we may purchase any Notes remaining outstanding in the open market, in privately negotiated transactions, through tender offers or otherwise, or may redeem Notes pursuant to the terms of the indenture governing the Notes. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases by us and the terms thereof will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will pursue in the future or as to the terms on which any future purchases of Notes may take place.

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IMPORTANT DATES

You should take note of the following dates in connection with the Offer:

Date	Calendar Date and Time	Event

Commencement Date	9:00 a.m., New York City time on February 3, 2012	Commencement of the Offer subject to the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal.

Withdrawal Date	5:00 p.m., New York City time, on March 2, 2012, unless extended or earlier terminated.	The last date and time for you to validly withdraw tenders of Notes in the Offer; provided that, if we have not yet accepted for payment the Notes you have tendered to us, you may also withdraw your Notes after 5:00 p.m., New York City time, on March 30, 2012, which is the 40th business day following the commencement of the Offer.

Expiration Date	5:00 p.m., New York City time, on March 2, 2012, unless extended or earlier terminated.	The last date and time for you to tender Notes in the Offer to qualify for the payment of the Purchase Price on the Settlement Date.

Settlement Date	Promptly after the Expiration Date and expected to be March 5, 2012.	Payment to each Holder of Notes that are accepted for payment the Purchase Price plus Accrued Interest in respect of such Notes. The Tender and Paying Agent will make any applicable payments to you.

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TABLE OF CONTENTS

SUMMARY	1

AVAILABLE INFORMATION	4

INCORPORATION OF DOCUMENTS BY REFERENCE	4

FORWARD-LOOKING STATEMENTS	4

THE COMPANY	5

PROPOSED ACQUISITION OF EBIOSCIENCE	6

TERMS OF THE OFFER	6

CERTAIN SIGNIFICANT CONSIDERATIONS	9

PROCEDURES FOR TENDERING	12

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	16

TENDER AND PAYING AGENT; INFORMATION AGENT	18

SOLICITATION	19

MISCELLANEOUS	19

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SUMMARY

The following summary is provided solely for the convenience of Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal and any supplements or amendments to those documents. Holders of the Notes are urged to read this Offer to Purchase and the Letter of Transmittal in their entirety. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	The Offer is being made by Affymetrix, Inc., a Delaware corporation.

The Notes	3.50% Senior Convertible Notes (CUSIP No. 00826TAG3), of which $95,469,000 aggregate principal amount were outstanding as of February 3, 2012.

Purpose of the Offer	The purpose of the Offer is to acquire any and all of the outstanding Notes. See “Terms of the Offer—Purpose and Background of the Offer.”

The Offer	We are offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the outstanding Notes. See “Terms of the Offer.”

Expiration Date	The Offer will expire at 5:00 p.m., New York City time, on March 2, 2012, unless extended or earlier terminated. The Offer may be amended, extended or terminated. See “Terms of the Offer—Expiration Date; Extensions; Amendments.”

Purchase Price	The Purchase Price for each $1,000 principal amount of Notes tendered and accepted for purchase and payment pursuant to the Offer for Holders who have tendered and not validly withdrawn their Notes at or prior to 5:00 p.m., New York City time, on the Expiration Date, will be $1,000. See “Terms of the Offer—General” and “Terms of the Offer—Purchase Price.”

Accrued Interest	If your Notes are accepted for purchase in the Offer, you will also be paid accrued and unpaid interest from the last interest payment date applicable to your Notes to, but not including, the Settlement Date (the “Accrued Interest”). See “Terms of the Offer—General” and “Terms of the Offer—Purchase Price.”

Source of Funds	As of the Commencement Date, we have paid to the Tender and Paying Agent the Purchase Price (plus Accrued Interest as of the expected Settlement Date) for all of the outstanding Notes. We used available cash to fund the amount expected to be required to purchase the Notes on the Settlement Date. See “Terms of the Offer—Source and Amount of Funds.”

Withdrawal	Tenders of Notes may be validly withdrawn at any time up to and including 5:00 p.m., New York City time, on the Withdrawal Date; provided that, if we have not yet accepted for payment the Notes you have tendered to us, you may also withdraw your Notes after 5:00 p.m., New York City time, on March 30, 2012, which is the 40th business day following the commencement of the Offer. If we extend the Offer beyond the Expiration Date, you can withdraw at any time until the extended expiration of the Offer. See “Procedures for Tendering—Withdrawal of Tenders.”

Conditions of the Offer	Consummation of the Offer is conditioned upon satisfaction or waiver of the conditions set forth in this Offer to Purchase. We reserve the right, in our sole discretion, to waive any and all conditions to the Offer prior to the Expiration Date. See “Terms of the Offer—Conditions of the Offer.”

Settlement Date	The Settlement Date, which is applicable to all Notes that are tendered and accepted for purchase in the Offer, will promptly follow the Expiration Date and is expected to be March 5, 2012. See “Important Dates.”

Acceptance of Tendered Notes and Payment	On the terms of the Offer and upon satisfaction or waiver of the conditions to the Offer specified herein under “Terms of the Offer—Conditions of the Offer,” we will accept for purchase Notes validly tendered (or defectively tendered, if we waive such defect) and not validly withdrawn, and instruct the Tender and Paying Agent to promptly pay the Purchase Price (plus Accrued Interest) on the Settlement Date for all of the Notes accepted for purchase. We reserve the right, subject to and in accordance with applicable law, (a) to keep the Offer open or extend the Expiration Date with respect to the Offer to a later date and time, (b) to terminate the Offer and (c) to waive all conditions to the Offer for Notes tendered at or prior to the Expiration Date. See “Procedures for Tendering—Acceptance of Notes for Purchase; Payment for Notes.”

How to Tender Notes	See “Procedures for Tendering.” For further information, call the Information Agent or consult your broker, dealer, commercial bank or trust company for assistance. If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender your Notes. DTC participants are encouraged, in lieu of completing and signing the Letter of Transmittal, to transmit their acceptance to DTC through the Automated Tender Offer Program.

Certain Significant Considerations	Tang Capital Partners, LP, which owns approximately $78.3 million principal amount of the Notes, has agreed to tender all of its Notes into the Offer. To the extent a market continues to exist for such Notes after the Offer, the Notes may trade at a discount compared to present trading prices, and trading prices may be more volatile. See “Certain Significant Considerations.”

Material U.S. Federal Income Tax Consequences	For a discussion of the material U.S. federal income tax consequences of the Offer, see “Material U.S. Federal Income Tax Consequences.”

Tender and Paying Agent	The Bank of New York Mellon Trust Company, N.A. is acting as Tender and Paying Agent for the Offer. See “Tender and Paying Agent; Information Agent.”

Information Agent	Global Bondholder Services Corporation is acting as Information Agent for the Offer. See “Tender and Paying Agent; Information Agent.”

Trustee	The Bank of New York Mellon Trust Company, N.A., is the Trustee for the Notes. The Notes were issued under the indenture, dated as of November 16, 2007 (as amended, the “Indenture”).

Brokerage Commission	No brokerage commissions are payable by Holders to us, the Tender and Paying Agent, the Information Agent or the Trustee.

Further Information	Requests for additional copies of this Offer to Purchase and the Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at the address and telephone numbers on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Offer.

AVAILABLE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

A copy of the Indenture pursuant to which the Notes were issued was filed with the SEC on November 19, 2007 as Exhibit 4.1 to our Current Report on Form 8-K (File No. 000-28218).

INCORPORATION OF DOCUMENTS BY REFERENCE

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011, the sections of the Definitive Proxy Statement on Schedule 14A for our 2011 annual meeting of stockholders incorporated by reference in such Annual Report, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC on April 29, 2011, July 29, 2011 and November 3, 2011, respectively, and our Current Reports on Form 8-K filed by with the SEC on February 22, 2011, May 9, 2011, June 2, 2011 (as amended on August 4, 2011), July 15, 2011, November 30, 2011, December 30, 2011, January 10, 2012 and January 25, 2012, are incorporated herein by reference and shall be deemed to be a part hereof. In no event, however, is any information furnished under Item 2.02 or 7.01 (or corresponding information or exhibits deemed to have been furnished and not filed in accordance with SEC rules) in any of the Current Reports on Form 8-K referred to above incorporated by reference into, or otherwise included in, this Offer to Purchase. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is incorporated by reference herein modifies or supersedes such statement. You can obtain any document incorporated herein by reference by contacting the SEC or by contacting us at the following address and telephone number: Affymetrix, Inc., 3420 Central Expressway, Santa Clara, CA 95051, (408) 731-5000. We will provide the documents incorporated by reference, without charge, upon written or oral request.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. In this Offer to Purchase, we state our beliefs regarding future events. In some cases, you can identify these so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words, and other comparable words. You should be aware that those statements are only our predictions. In evaluating those statements, you should specifically consider various factors, including the risks and uncertainties listed in this Offer to Purchase, in “Risk Factors” under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and in other reports we file with the SEC. Actual events or our actual results may differ materially from any of our forward-looking statements.

In addition, our businesses may be affected by, among other things, the following:

•

the risk that we and the representatives of the Holders will not finalize definitive documentation with respect to the settlement of the purported class action litigation brought on behalf of the Holders in a timely manner, or at all;

•	the risk that the court will not approve the settlement of the purported class action litigation brought on behalf of the Holders in a timely manner, or at all;

•	the risk that our proposed acquisition of eBioscience Holding Company, Inc. (“eBioscience”) will not close within the expected timeframe, or at all;

•	the risk that we will not restructure the financing arrangements in connection with our proposed acquisition of eBioscience on customary terms, or at all;

•	the risk of business disruption related to our proposed acquisition of eBioscience and the related financing arrangements;

•	risks relating to our proposed acquisition of eBioscience, including our ability to successfully integrate eBioscience into our existing business;

•	risks relating to our ability to successfully commercialize new products;

•	risks relating to past and future acquisitions;

•

risks relating to our ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses, uncertainties relating to technological approaches, and risks associated with manufacturing and product development;

•	personnel retention;

•	uncertainties relating to cost and pricing of our products;

•	dependence on collaborative partners;

•	uncertainties relating to sole-source suppliers;

•	uncertainties relating to FDA and other regulatory approvals;

•	competition; and

•	risks relating to intellectual property of others and the uncertainties of patent protection and litigation.

THE COMPANY

We develop, manufacture and sell products and services for genetic analysis to the life science research and clinical healthcare markets. Researchers around the world use our technology to better understand the role that genes play in disease, the effectiveness and safety of therapies and many other biological factors that affect human well-being. We sell our products to some of the world’s largest pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for profit research institutions. Approximately 24,000 peer-reviewed papers have been published based on work using our products. As of December 31, 2011, we had almost 900 employees worldwide and maintained sales and distribution operations across the United States, Europe and Asia.

Our objective is to be the leading provider of genetic analysis tools that service the needs of a growing base of research and clinical markets. We offer a comprehensive line of products for two principal applications: genotyping and gene expression. For the fiscal year ended December 31, 2011, the majority of our product sales consisted of sales of instruments and related consumables. We have three families of instrument systems, GeneChip®, GeneTitan® and GeneAtlasTM that include instruments, consumables and software. Our GeneChip® instruments run arrays packaged in cartridges and our GeneTitan® and GeneAtlasTM instruments run arrays packaged in a peg format for automated high throughput processing. We also offer a variety of assays for gene expression targeting low- to mid-plex markets that are downstream of our whole genome arrays and a range of reagent kits that are compatible with our platforms as well as the products of other vendors.

We were incorporated in California in 1992 and reincorporated in Delaware in 1998. Our principal executive offices are located at 3420 Central Expressway, Santa Clara, CA 95051. Our telephone number is (408) 731-5000. Our website is www.affmetrix.com. Information contained in our website is not incorporated by reference in and does not constitute a part of this Offer to Purchase.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this Offer to Purchase. For instructions on how to find copies of these and our other filings incorporated by reference in this Offer to Purchase, see “Available Information” and “Incorporation of Documents by Reference” above.

PROPOSED ACQUISITION OF EBIOSCIENCE

On November 29, 2011, we, Excalibur Acquisition Sub, Inc., our wholly-owned subsidiary (“Merger Subsidiary”), eBioscience, and a representative of the securityholders of eBioscience (the “Securityholders’ Representative”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary is to be merged with and into eBioscience (the “Merger”), with eBioscience surviving as a wholly owned subsidiary of Affymetrix. We agreed to pay approximately $330 million in cash to acquire eBioscience, subject to certain adjustments as provided in the Merger Agreement, based upon the amount of eBioscience’s transaction expenses and its net cash and net working capital at the closing of the Merger.

On January 25, 2012, we announced that, based on discussions with the lenders who provided the financing commitments for the Company’s proposed acquisition of eBioscience (the “Financing Parties”), we expect that we would be required to restructure the financing arrangements in order to be able to complete the eBioscience acquisition. As of the date of this Offer to Purchase, we have not reached any agreements or understandings with the Financing Parties or other financing sources. See our Current Reports on Form 8-K filed on November 30, 2011, December 28, 2011, January 9, 2012 and January 25, 2012 for more information.

TERMS OF THE OFFER

General

We are offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the outstanding Notes set forth on the front cover of this Offer to Purchase.

The consideration offered for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn at or before 5:00 p.m., New York City time, on the Expiration Date and accepted for purchase will be $1,000 (the “Purchase Price”), payable in cash.

On the terms and subject to the conditions of the Offer, in addition to the Purchase Price, Holders who validly tender and do not validly withdraw their Notes in the Offer and whose Notes are accepted for purchase will also be paid accrued and unpaid interest on the tendered Notes from the last interest payment date applicable to the Notes to, but not including, the Settlement Date (the “Accrued Interest”). Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Tender and Paying Agent.

Valid tenders of Notes pursuant to the Offer will be accepted only in principal amounts of $1,000 or multiples thereof.

Purchase Price

The total consideration paid to Holders of Notes in the Offer will be the Purchase Price plus Accrued Interest per $1,000 principal amount of Notes purchased pursuant to the Offer rounded to the nearest cent.

Purpose and Background of the Offer

The purpose of the Offer is to acquire any and all of the outstanding Notes. On January 21, 2012, we entered into an agreement with Tang Capital Partners, LP (“Tang”) to settle the purported class action litigation brought against us by Tang, as representative of the Holders of our Notes, in the Superior Court of California, County of Santa Clara. The complaint in the litigation alleges a variety of claims relating to our previously announced proposed acquisition of eBioscience, including that the acquisition would constitute a “Fundamental Change” under the Indenture. The complaint seeks unspecified damages, temporary and permanent injunctive relief against completion of the eBioscience acquisition, and other remedies. As part of the settlement of the purported class action litigation, we agreed that within two weeks we would commence a tender offer to repurchase the entire $95,469,000 aggregate principal amount of outstanding Notes at the Purchase Price plus Accrued Interest. Tang and its affiliates, which own approximately $78.3 million principal amount of the Notes, agreed to tender all of their Notes into the Offer.

From time to time following the Offer, we may purchase any outstanding Notes in the open market, in privately negotiated transactions, through tender offers or otherwise, or may redeem Notes pursuant to the terms of the Indenture. The Indenture provides that we may redeem all or part of the Notes on or after January 15, 2013 for cash at a price equal to 100% of the principal amount of the Notes to be redeemed. In addition, the Indenture provides that the holders of outstanding Notes may require us to repurchase their Notes on January 15, 2013, January 15, 2018 and January 15, 2028 for cash at a price equal to 100% of the principal amount of the Notes to be repurchased. Any future purchases or redemptions may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases or redemptions by us and the terms thereof will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will pursue in the future or as to the terms on which any future purchases of Notes may take place. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Offer until ten business days after the Expiration Time or other date of termination of the Offer.

Source and Amount of Funds

As of the Commencement Date, we have paid to the Tender and Paying Agent the Purchase Price (plus Accrued Interest as of the expected Settlement Date) for all of the outstanding Notes. Assuming all of the outstanding principal amount of the Notes are tendered at or prior to the Expiration Time and accepted for purchase, $95,469,000 would be required to pay the Purchase Price for the Notes, in addition to Accrued Interest on the Notes and anticipated fees and expenses in connection therewith. We used available cash to fund the amount expected to be required to purchase the Notes on the Settlement Date.

Conditions of the Offer

Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) our rights to extend and/or amend the Offer, we will not be required to accept any Notes for purchase, and may terminate, extend or amend the Offer and may postpone, subject to Rule 14e-1 under the Exchange Act, the acceptance of Notes so tendered if, at or before the Expiration Date, any of the following conditions exist:

(a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of Offer or the acquisition of some or all of the Notes pursuant to the Offer or otherwise relates in any manner to the Offer;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit completion of the Offer or (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes; or

(c) the Trustee shall have objected in any respect to, or taken any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer or taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of the Notes.

The conditions described above may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Date.

Subject to applicable law, we expressly reserve the right, in our sole discretion, to terminate the Offer. If any of the foregoing conditions to the Offer shall not have been satisfied or shall exist, as applicable, subject to the termination rights described above, we may (1) return tendered Notes to the Holders who tendered them or (2) extend the Offer and retain all tendered Notes until the expiration of such extended Offer subject to Holders’ withdrawal rights, if any (see “Procedures for Tendering — Withdrawal of Tenders” below). We also reserve the right at any time to waive satisfaction of any or all of the conditions to the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Expiration Date; Extensions; Amendments

The Offer expires at 5:00 p.m., New York City time, on the Expiration Date unless extended, in which case the Expiration Date will be such date and time to which the Expiration Date is extended.

We may extend the Expiration Date. In order to extend the Expiration Date, we will notify DTC, and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, as applicable. Such announcement will state that we are extending the Offer for a specified period or on a daily basis. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Offer, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to the PR Newswire or other comparable news service.

We expressly reserve the right, subject to applicable law, to (i) delay accepting Notes pursuant to the Offer, (ii) extend the Offer period with respect to the Offer (iii) terminate the Offer and (iv) otherwise amend, modify or waive at any time, or from time to time, the terms of the Offer, including waiver of any conditions to consummation of the Offer.

If we exercise any such right, we will give written notice thereof to DTC and will make a public announcement thereof as promptly as practicable.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. If we increase the Purchase Price, the Offer must remain open for at least ten business days (including the date we disseminate information regarding such change). If we amend any terms of the Offer in a manner we determine will constitute a material change adversely affecting any Holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform Holders of such amendment, and we will extend the Offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Offer would otherwise expire during such time period.

Ownership of the Notes

None of the Company or, to the knowledge of the Company, any of the executive officers or directors of the Company or any associate or majority owned subsidiary of the Company or, to the knowledge of the Company, any of the executive officers or directors of any of the Company’s associates or majority owned subsidiaries, beneficially owns or has a right to acquire any of the Notes. None of the Company or, to the knowledge of the Company, any of the persons or entities referred to in the preceding sentence or any of their executive officers, directors or subsidiaries has effected any transaction in the Notes during the past 60 days. To our knowledge, we will not acquire any Notes from any of our directors, officers or affiliates pursuant to the Offer.

Retirement and Cancellation

Any Notes not tendered or tendered but not accepted for purchase because such Notes were not validly tendered will remain outstanding upon completion of the Offer. All Notes validly tendered and not validly withdrawn and accepted for purchase by us in the Offer will be retired and cancelled.

CERTAIN SIGNIFICANT CONSIDERATIONS

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder of Notes before deciding whether to tender Notes pursuant to the Offer.

Position of Affymetrix Concerning the Offer

Neither we nor our board of directors nor the Tender and Paying Agent nor the Information Agent nor the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes and, if so, the principal amount of Notes to tender.

Limited Trading Market

The Notes are not listed on any national or regional securities exchange. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent a market continues to exist for any outstanding Notes after the Offer, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for convertible debt instruments with similar features, our performance and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. We can offer no assurance that an active market in the Notes will exist, and as to the prices at which the Notes may trade after the consummation of the Offer.

Effects of the Offer on the Market for Notes

A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Tang and its affiliates, which own approximately $78.3 million principal amount of the Notes, have agreed to tender all of their Notes into the Offer. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be affected adversely to the extent that the consummation of this Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer.

Treatment of Notes Not Tendered in the Offer

Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the respective indentures governing the Notes, will remain unchanged. No amendment to the Indenture is being sought. From time to time in the future, we may acquire Notes that are not tendered in the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, we may, if applicable and subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that we are permitted to do so under the Indenture. The Indenture provides that we may redeem all or part of the Notes on or after January 15, 2013 for cash at a price equal to 100% of the principal amount of the Notes to be redeemed. In addition, the Indenture provides that the holders of outstanding Notes may require us to repurchase their Notes on January 15, 2013, January 15, 2018 and January 15, 2028 for cash at a price equal to 100% of the principal amount of the Notes to be repurchased. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Offer until ten business days after the Expiration Time or other date of termination of the Offer.

The Noteholder Litigation

On December 29, 2011, we received notice that Tang, a holder of the Notes, had commenced a putative class action litigation against us in the Superior Court of California, County of Santa Clara. The complaint alleges a variety of claims relating to our previously announced proposed acquisition of eBioscience, including that the acquisition would constitute a “Fundamental Change” under the Indenture. The complaint seeks unspecified damages, temporary and permanent injunctive relief against completion of the eBioscience acquisition, and other remedies. On January 21, 2012, we entered into an agreement with Tang to settle the purported class action litigation. As part of the settlement of the purported class action litigation, we agreed that within two weeks we would commence a tender offer to repurchase the entire $95,469,000 aggregate principal amount of outstanding Notes at the Purchase Price plus Accrued Interest. Tang and its affiliates, which own approximately $78.3 million principal amount of the Notes, agreed to tender all of their Notes into the Offer.

The Merger and the Credit Facilities

Consummation of the proposed Merger is subject to customary conditions, including our receipt of debt financing. As a result of these conditions, we cannot assure you that the Merger will be completed, or that, if completed, it will be exactly on the terms set forth in the Merger Agreement. On January 25, 2012, we announced that, based on discussions with the Financing Parties, we expect that we would be required to restructure the financing arrangements in order to be able to complete the acquisition. As of the date of this Offer to Purchase, we have not reached any agreements or understandings with the Financing Parties or other financing sources. The failure of the proposed Merger to be completed may result in negative publicity and/or a negative impression of us in the investment community, may cause our stock price to decline and may adversely affect our relationship with employees, customers and other partners in the business community.

Our efforts to complete the proposed Merger could cause substantial disruptions in our business, which could have an adverse effect on our financial results. Among other things, uncertainty as to whether a transaction will be completed may affect our business, our reputation, our relationship with customers and potential customers and our ability to recruit prospective employees or to retain and motivate existing employees.

If the proposed Merger is completed, we expect that we may incur a substantial amount of indebtedness, which could adversely affect us, including by decreasing our business flexibility and increasing our borrowing costs. Furthermore, there can be no assurance that we will have sufficient earnings, access to liquidity or cash flow in the future to meet our debt service obligations under the Notes that remain outstanding following consummation of the Offer. Moreover, we expect that the indebtedness incurred by us in connection with the consummation of the proposed Merger will be secured by substantially all of the existing and after-acquired real and personal property owned by us and our subsidiaries, other than certain subsidiaries. In addition, we expect that all of our subsidiaries, other than certain subsidiaries, will guarantee our obligations thereunder. The Notes will be effectively subordinated to any such secured indebtedness to the extent of the collateral securing it, and will be structurally subordinated to the guarantees of our subsidiaries.

The Conversion Price of the Notes is Significantly Greater than Our Recent Share Price

The Notes are convertible into shares of our common stock at a conversion rate, subject to adjustment, of 33.1991 shares of our common stock per $1,000 principal amount of Notes at any time prior to the close of business on January 14, 2038. This is equivalent to a conversion price of $30.12 per share. The closing price of our common stock on February 2, 2012 was $5.14 per share.

The conversion rate of the Notes will not be adjusted for an issuance of our common stock or other equity securities for cash or as consideration in an acquisition, which may adversely affect the trading price of the Notes or our common stock. An event may occur that adversely affects the value of the Notes but does not result in an adjustment to the conversion rate.

Valuation Risk

The consideration offered to purchase the Notes does not reflect any independent valuation of the Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Offer. We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the consideration offered for the Notes. If you tender your Notes, you may or may not receive more or as much value than if you choose to keep them.

Effects on the Holders of Notes Tendered and Accepted in the Offer

If your Notes are tendered and accepted in the Offer, you will receive the Purchase Price per $1,000 principal amount of Notes tendered and accepted, plus Accrued Interest, but will give up certain rights associated with ownership of such Notes. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Notes and is qualified in its entirety by reference to the Indenture. See “Additional Information.”

Interest. If you continue to hold any Notes after the Settlement Date, such Notes will accrue interest at a rate of 3.50% per year.

Conversion Rights. If you continue to hold any Notes after the Settlement Date, you may convert your Notes into shares of our common stock at a conversion rate, subject to adjustment, of 33.1991 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $30.12 per share). The closing price of our common stock on February 2, 2012 was $5.14 per share. In addition, we will increase the conversion rate for Holders who elect to convert Notes in connection with certain “Fundamental Change” transactions (as defined in the Indenture) occurring on or prior to January 15, 2013.

Repurchase at the Option of the Holder. If you continue to hold any Notes after the Settlement Date, you may require us to repurchase your Notes for cash on January 15, 2013, January 15, 2018 and January 15, 2028 for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Repurchase at the Option of Holders Upon a Fundamental Change. If you continue to hold any Notes after settlement of the Offer, in the event we undergo a “Fundamental Change” (as defined in the Indenture), you will have the right, at your option, to require us to repurchase your Notes at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

PROCEDURES FOR TENDERING

How to Tender Notes

If you desire to tender Notes and: (1) you hold such Notes in book-entry form through DTC, you may transfer such Notes through DTC’s Automated Tender Offer Program (“ATOP”), following the procedures set forth below; or (2) you hold physical certificates evidencing such Notes, you must complete and sign the Letter of Transmittal in accordance with the instructions set forth therein, have the signature thereon guaranteed, if required (as described below under “— Signature Guarantees”), and send or deliver the manually signed Letter of Transmittal, together with any certificates you hold evidencing the Notes you are tendering and any other required documents to the Tender and Paying Agent at its address set forth in the Letter of Transmittal.

Any beneficial owner whose Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact such broker, bank, dealer or other nominee promptly and instruct such nominee to submit instructions on such Holder’s behalf. In some cases, the bank, broker, dealer or other nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such form.

Delivery of Notes will be deemed made only after receipt by the Tender and Paying Agent of (1) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Tender and Paying Agent’s account at DTC pursuant to the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message

(defined below) through ATOP, and (3) any other documents required by the Letter of Transmittal at or prior to the Expiration Date, as applicable. No documents should be sent to us or to the Trustee. Delivery of a Letter of Transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting the same, and delivery will be deemed made only when actually received by the Tender and Paying Agent.

By tendering Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Tender and Paying Agent, until receipt by the Tender and Paying Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Notes will be determined by us, which determination shall be final and binding.

By tendering Notes pursuant to the Offer, you will be deemed to have represented and warranted that you have full power and authority to tender, sell, assign and transfer the Notes tendered thereby and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. You will also be deemed to have agreed, upon request, to execute and deliver any additional documents deemed by the Tender and Paying Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Offer. You must tender your Notes in accordance with the procedures set forth herein.

Book-Entry Transfer

The Tender and Paying Agent will establish an account at DTC with respect to the Notes that are held through DTC for purposes of the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Tender and Paying Agent’s account in accordance with DTC’s procedures for such transfer.

DTC has confirmed that the book-entry issues to be tendered in the Offer are eligible for ATOP. To effectively tender Notes eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Tender and Paying Agent, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Tender and Paying Agent’s account at DTC and send an Agent’s Message to the Tender and Paying Agent for its acceptance. The confirmation of a book-entry transfer into the Tender and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC does not constitute delivery to the Tender and Paying Agent. The term “Agent’s Message” as used herein means a message transmitted by DTC to, and received by, the Tender and Paying Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that we may enforce such agreement against such participant, (b) such participant has full power and authority to tender, exchange, assign and transfer the Notes, (c) such participant is not our “affiliate” and (d) when we accept the tendered Notes for payment, we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

If you desire to tender your Notes on the Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by a registered Holder of Notes (which term, for purposes of the Letter of Transmittal, shall include any participant in DTC whose name appears on a security position listing as the owner of Notes) who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank, trust company or other nominee having an office or correspondent in the United States. If Notes are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if payment is to be made or certificates for unpurchased Notes are to be issued or returned to a person other than the Holder, then the Notes must be endorsed by the Holder, or be accompanied by a written instrument or instruments of transfer in form satisfactory to us, duly executed by the Holder, with such signatures guaranteed by a Medallion Signature Guarantor as described above.

Other Matters

Notwithstanding any other provision of the Offer, payment of the Purchase Price (and Accrued Interest) in exchange for Notes tendered and accepted for purchase pursuant to the Offer will occur only after timely receipt by the Tender and Paying Agent of (1) certificates representing such Notes or a timely Book-Entry Confirmation in respect of such Notes in accordance with the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message through ATOP and (3) any other documents required by the Letter of Transmittal at or prior to the Expiration Date. Tenders of Notes pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions of the Offer. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Notes will be determined by us, the determination of which shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes. Our interpretations of the terms and conditions of the Offer will be final and binding. Tenders of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Trustee, the Tender and Paying Agent, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to you for failure to give any such notice.

Acceptance of Notes for Purchase; Payment for Notes

As of the Commencement Date, we have paid to the Tender and Paying Agent the Purchase Price (plus Accrued Interest as of the expected Settlement Date) for all of the outstanding Notes. On the terms of the Offer and upon satisfaction or waiver of the conditions to the Offer specified herein under “Terms of the Offer—Conditions of the Offer,” we will accept for purchase Notes validly tendered (or defectively tendered, if we waive such defect) and not validly withdrawn, and instruct the Tender and Paying Agent to promptly pay the Purchase Price (plus Accrued Interest) on the Settlement Date for all of the Notes accepted for purchase. Upon payment for the tendered Notes to the tendering Holders, all obligations with respect to such Notes and any guarantees with respect to such Notes will be fully discharged.

Valid tenders of Notes pursuant to the Offer will be accepted only in principal amounts of $1,000 or multiples thereof.

For purposes of the Offer, we will be deemed to have accepted Notes for purchase if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Tender and Paying Agent.

With respect to tendered Notes that are to be returned to Holders, such Notes will be returned without expense to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer through DTC, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the expiration or termination of the Offer, unless other instructions were given by the Holder in the Letter of Transmittal or to the book-entry transfer facility.

Tendering Holders of Notes should indicate in the applicable box in the Letter of Transmittal or to the book-entry transfer facility in the case of Holders who electronically transmit their acceptance through ATOP the name and address to which payment of the cash consideration and/or, if applicable, certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP, as the case may be.

We expressly reserve the right, subject to applicable law, to (1) delay the acceptance for purchase of Notes tendered under the Offer or the payment for any Series of Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer), or (2) terminate the Offer at any time.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to the Offer, then the Tender and Paying Agent may, nevertheless, on behalf of us, retain (subject to Rule 14e-1 described above) tendered Notes, without prejudice to our rights described under “Procedures for Tendering,” “Terms of the Offer—Conditions of the Offer” and “Terms of the Offer—Expiration Date; Extensions; Amendments” above and “—Withdrawal of Tenders” below.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Notes tendered pursuant to the Offer, or our obligation to pay all or any portion of the Purchase Price due with respect to the Notes, or all of the foregoing, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Offer or to receive the Purchase Price for Notes validly tendered and accepted for payment pursuant to the Offer.

You will not be obligated to pay brokerage commissions or fees to the Tender and Paying Agent, the Information Agent or us with respect to the Offer. If you own Notes through a broker, dealer, commercial bank, trust company or other nominee who tenders Notes on your behalf, such nominee may charge you a fee for doing so. You should contact such nominee to determine if any charges will be assessed.

We will pay all transfer taxes applicable to the purchase and transfer of Notes pursuant to the Offer, except if the payment of the Purchase Price is being made to, or if certificates representing Notes for principal amounts not tendered or not accepted for payment are registered or issued in the name of, any person other than the registered Holder of Notes tendered thereby or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP; then, in such event, the amount of any transfer taxes (whether imposed on the registered Holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Withdrawal of Tenders

Tenders of Notes may be validly withdrawn up to and including 5:00 p.m., New York City time, on the Withdrawal Date but, except as provided herein or required by law, after such time may not be validly withdrawn; provided that, if we have not yet accepted for payment the Notes you have tendered to us, you may also withdraw your Notes after 5:00 p.m., New York City time, on March 30, 2012, which is the 40th business day following the commencement of the Offer. If we increase the Purchase Price, we will ensure that the Offer with respect to such increase remains open for ten business days thereafter. If we extend the Offer beyond the Expiration Date, you can withdraw at any time until the extended expiration of the Offer.

For a withdrawal of a tender of Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Tender and Paying Agent at or prior to 5:00 p.m., New York City time, on the Withdrawal Date, by mail, fax or hand delivery or by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the person who tendered the Notes to be withdrawn, the name in which those Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Notes), if different from that of the person who deposited the Notes, (b) contain the description of the Notes to be withdrawn, the certificate number or numbers of such Notes, unless such Notes were tendered by book-entry delivery, and the aggregate principal amount represented by such Notes, (c) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on this Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (d) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

Withdrawal of Notes may be accomplished only in accordance with the foregoing procedures.

Notes validly withdrawn may thereafter be re-tendered at any time at or prior to the Expiration Date by following the procedures described under “Procedures for Tendering.” All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. None of us, the Tender and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the Offer to Holders of the Notes. This discussion applies only to Notes held as capital assets and does not describe all of the tax consequences that may be relevant to Holders in light of their particular circumstances, including alternative minimum tax consequences and tax consequences applicable to Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers and traders in securities or foreign currencies;

•	tax-exempt organizations;

•	persons holding Notes as part of a hedge, straddle or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes or investors therein; or

•	U.S. expatriates.

If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding the Notes and partners in such partnerships are urged to consult their tax advisors.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations in effect as of the date hereof, changes to any of which subsequent to the date of this Offer to Purchase may affect the tax consequences described herein, possibly on a retroactive basis. Holders are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under other U.S. federal tax laws and the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to Tendering U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Upon the Company’s repurchase of the Notes pursuant to the Offer, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount of cash received in exchange for the Notes (other than cash attributable to accrued interest) and such U.S. Holder’s adjusted tax basis in the tendered Notes. Generally, a U.S. Holder’s adjusted tax basis in a Note will be equal to the cost of the Note to the U.S. Holder, increased by any market discount previously included in income by the U.S. Holder with respect to the Note and decreased by any amortized bond premium. Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year at the time of the repurchase. Long-term capital gains of non-corporate U.S. Holders are generally eligible for reduced rates of taxation. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. The cash received attributable to accrued interest that has not yet been included in a U.S. Holder’s income will be taxable as ordinary interest income.

If a U.S. Holder acquired its Notes at a “market discount” (i.e., at a price that is below the principal amount of the Note by more than a de minimis amount), any gain recognized by the U.S. Holder upon the repurchase of Notes pursuant to the Offer would be recharacterized as ordinary interest income to the extent of any accrued market discount that had not previously been included as ordinary income.

Information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments made with respect to the Offer to a U.S. Holder (including any amounts attributable to accrued but unpaid interest), unless the U.S. Holder is an exempt recipient. A U.S. Holder will be subject to U.S. backup withholding on such payments if the U.S. Holder fails to timely provide its correct taxpayer identification number to the Tender and Paying Agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding deducted from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Tendering Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

This discussion is not addressed to Non-U.S. Holders who own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or who are controlled foreign corporations related to the Company. Additionally, this discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders who are engaged in a trade or business in the United States with respect to which income and gain from the Notes are effectively connected, or who are individuals present in the United States for 183 days or more in the taxable year of disposition. Such Non-U.S. Holders will generally be subject to special rules and are encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences applicable to their particular situation.

Subject to the discussion below concerning backup withholding, payments of principal and accrued interest to any Non-U.S. Holder in exchange for Notes surrendered in the Offer generally will not be subject to U.S. federal income or withholding tax, provided that, in the case of any payments attributable to accrued interest, the Non-U.S. Holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person. If a Non-U.S. Holder has not provided a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) to the Company, any payments attributable to accrued interest to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate.

Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, the Non-U.S. Holder may be subject to U.S. backup withholding and related information reporting on any payments received in exchange for the Notes. The certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-Tendering Holders

U.S. Holders and Non-U.S. Holders that do not tender their Notes pursuant to the Offer will not recognize any gain or loss for U.S. federal income tax purposes. Such non-tendering Holders will have the same adjusted tax basis and holding period in their Notes following the consummation of the Offer as such Holders had in their Notes immediately prior to the consummation of the Offer.

TENDER AND PAYING AGENT; INFORMATION AGENT

The Bank of New York Mellon Trust Company, N.A. has been appointed Tender and Paying Agent for the Offer. All deliveries and correspondence sent to the Tender and Paying Agent should be directed to the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Tender and Paying Agent reasonable and customary fees for its services and to reimburse the Tender and Paying Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Tender and Paying Agent for certain liabilities, including liabilities under the federal securities laws.

Global Bondholder Services Corporation has been appointed Information Agent for the Offer. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase. We have agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities, including liabilities under the federal securities laws.

SOLICITATION

In connection with the Offer, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit tenders by use of the mails, personally or by telephone. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such applicable law, the Offer will not be made to any Holders of Notes residing in any such jurisdiction.

In order to tender Notes in the Offer, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for Notes and any other required documents to the Tender and Paying Agent at the address set forth below or tender pursuant to DTC’s ATOP.

The Tender and Paying Agent for the Offer is:

The Bank of New York Mellon Trust Company, N.A.

By Regular, Registered or Certified Mail;

Hand or Overnight Delivery:

Bank of New York Mellon Corporation

Corporate Trust Reorganization Unit

101 Barclay Street – 7 East

New York, N.Y. 10286

Attn: Ms. Diane Amoroso

By Facsimile Transmission: (212)-298-1915 To confirm receipt of facsimile by telephone: (212)-815-2742

Any questions regarding procedures for tendering Notes or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address and telephone number set forth below.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 804-2200